EXHIBIT 99.1

JOINT PRESS RELEASE

FOR IMMEDIATE RELEASE
CONTACT:	D.M. Takes,	Brent Peters,
	Interim President and CEO	Chairman, President and CEO
PHONE:	215-513-2304	610-965-5959

Harleysville National Corporation Acquires East Penn Financial Corporation, Parent Company of
East Penn Bank, a $451 Million Community Bank

Harleysville, PA – May 15, 2007- Harleysville National Corporation (HNC) (NASDAQ: HNBC) and East Penn Financial Corporation (NASDAQ: EPEN) jointly announced today that they have reached a definitive agreement for East Penn Financial Corporation to merge with and into HNC and East Penn Financial’s wholly owned subsidiary, East Penn Bank, a $451 million bank offering deposit and lending services throughout the Lehigh Valley, PA, to merge with and into Harleysville National Bank and Trust Company, HNC’s banking subsidiary (HNB).  Headquartered and founded in Emmaus, PA in 1990, East Penn has nine banking offices located in Lehigh, Northampton and Berks Counties.
Deb M. Takes, President and CEO of HNC, stated, “We are very excited about the opportunity to further extend our franchise into the Lehigh Valley with East Penn as our partner. With every successful affiliation, the most important element is the people.  I’m pleased to welcome East Penn’s dedicated banking professionals to the Harleysville family and am confident they will continue to provide our valued northern region customers with quality products and superior service.”
Brent Peters, Chairman of the Board, President and Chief Executive Officer of East Penn Financial, said, “Our opportunity to affiliate ourselves with Harleysville National Corporation is a perfect fit for our company.  We are very excited about finding a partner with the same service and community philosophy and look forward to bringing added value to our customers and shareholders via our combined offerings.”
The total value of the transaction if it closed currently under the agreement is estimated at $92.7 million or approximately $14.50 per share of East Penn Financial stock, although actual value will depend on several factors, including the price of Harleysville National Corporation stock, but will not be less than $13.52 per share ($86.3 million) or greater than $15.48 per share ($99.1 million).  Under terms of the Merger Agreement, each shareholder of East Penn Financial Corporation may elect to receive either cash only or HNC shares only for each share of East Penn Financial Corporation stock, but may receive a combination of both in the aggregate for all East Penn Financial Corporation shares the shareholder owns.  The amount of final per share consideration is based on a formula that is determined by the average per share value of HNC

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stock during the twenty day period ending eleven days prior to closing.  The consideration is subject to election and allocation procedures designed to provide that the cash portion is $50,284,000 but in any event not greater than 60% of the dollar value of the merger consideration.  The parties have been agreed that the allocation of HNC common stock and cash will be such that the East Penn Financial shareholders will not recognize gain or loss for Federal income tax purposes on those East Penn Financial shares that are exchanged for HNC common stock in the merger.  It is currently anticipated that the acquisition, which is subject to state and federal regulatory approval, approval by the shareholders of East Penn Financial and other customary conditions to closing, will most likely be completed in the fall of 2007. The transaction is expected to be accretive to HNC’s earnings per share in the first full calendar year following the consummation.
As part of the agreement, East Penn Bank will continue to operate under the “East Penn Bank” name and logo, and will become a division of HNB.  Nine of HNB’s existing branches will also be transferred to the East Penn division including those in Lehigh, Carbon, Monroe, and Northampton Counties.
Mr. Peters will continue with HNC as an executive officer and President of the East Penn Bank division. He will also join the HNC and HNB Boards of Directors.  A new East Penn Division advisory board will be formed with current directors of East Penn Financial.
Harleysville National Corporation was advised by Janney Montgomery Scott LLC and Stradley Ronon Stevens & Young, LLP. East Penn Financial’s financial advisor was Sandler O’Neill and Partners, L.P. and its legal counsel was Bybel Rutledge LLP.
Harleysville National Corporation, with assets of $3.3 billion, is the holding company for Harleysville National Bank (HNB).  Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB, with assets under management of $3.0 billion.  Harleysville National Corporation stock is traded under the symbol “HNBC” and is commonly quoted under NASDAQ Global Market Issues.  For more information, visit the Harleysville National Corporation website at www.hncbank.com.
East Penn Financial Corporation is a locally owned and managed bank holding company headquartered in Emmaus, Pennsylvania. Its principal banking subsidiary is East Penn Bank, a community bank that has been serving the Lehigh Valley for over 15 years through its nine branch locations. Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.

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The following disclosure is made in accordance with Rule 165 of the Securities and Exchange Commission:

Harleysville National Corporation and East Penn Financial Corporation will be filing documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement, which will be distributed to shareholders of East Penn Financial Corporation Investors are urged to read the registration statement and the proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Harleysville National Corporation and East Penn Financial Corporation, free of charge on the SEC's Internet site (www.sec.gov), by contacting Harleysville National Corporation, 483 Main Street, Harleysville, PA 19438, Telephone No. (215) 256-8851 or by contacting East Penn Financial Corporation at 22 South 2nd Street, P.O. Box 869, Emmaus, PA 18049, Telephone No. (610) 965-5959. Directors and executive officers of East Penn Financial Corporation may be deemed to be participants in the solicitation of proxies from the shareholders of East Penn Financial Corporation in connection with the merger. Information about the directors and executive officers of East Penn Financial Corporation and their ownership of East Penn Financial Corporation common stock is set forth in East Penn Financial Corporation's proxy statement for its 2007 annual meeting of shareholders and can be obtained from East Penn Financial Corporation. Additional information regarding the interests of those participants may be obtained by reading the prospectus/proxy statement regarding the proposed merger transaction when it becomes available. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.

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